UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

PRIMO WATER CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

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(4)	Date Filed: N/A

Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina  27104

April 25, 2011

Dear Stockholder:

We are pleased to invite you to the 2011 annual meeting of stockholders of Primo Water Corporation to be held at 10:30 a.m., Eastern Time, on May 18, 2011 at Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina 27106.

Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement.  In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting.  The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

Billy D. Prim
Chairman, Chief Executive Officer and President

PRIMO WATER CORPORATION
104 Cambridge Plaza Drive
Winston-Salem, North Carolina  27104

Notice of 2011 Annual Meeting of Stockholders

Time and Date:	10:30 a.m., Eastern Time, on Wednesday, May 18, 2011

Place:	Graylyn International Conference Center 1900 Reynolda Road Winston-Salem, North Carolina 27106

Items of Business:	1. Election of the two directors nominated by our Board of Directors as Class I directors to serve until the 2014 annual meeting of stockholders;

2. Advisory vote on the compensation paid to our named executive officers;

3. Advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers;

4. Approval of an amendment and restatement of Primo’s current certificate of incorporation to eliminate references to series of preferred stock that are no longer outstanding;

5. Ratification of the Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011; and

6. Other matters if properly raised.

Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on March 25, 2011.

Voting:
For voting instructions, please refer to your enclosed proxy card.  Additional information about voting is also included in the accompanying proxy statement.  Please vote by Internet, phone or mail as soon as possible to record your vote promptly, even if you plan to attend the annual meeting in person.

Meeting Admission:	Attendance at the annual meeting is limited to stockholders as of the close of business on March 25, 2011, holders of valid proxies for the annual meeting and our invited guests.

By Order of the Board of Directors,

Mark Castaneda
Chief Financial Officer and Secretary

April 25, 2011

Important Notice Regarding the Availability of
Proxy Materials for the 2011 Annual Meeting of Stockholders
to be held on May 18, 2011

The Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2010 are available at www.proxyvote.com.

PROXY STATEMENT

______________

The Board of Directors of Primo Water Corporation (“Primo”) is providing these materials to you in connection with Primo’s annual meeting of stockholders.  The annual meeting will take place on Wednesday, May 18, 2011, at 10:30 a.m. Eastern Time.  The annual meeting will be held at Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina 27106.  On or about April 25, 2011, we will begin mailing our stockholders this Proxy Statement, the accompanying form of proxy and the 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010.

General Information

Why am I receiving these materials?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting.  The proxy statement includes information that we are required to provide you under SEC rules and is designed to assist you in voting your shares.

What is a proxy?

Our Board of Directors is asking for your proxy.  This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct.  All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•	the Proxy Statement for Primo's annual meeting;

•	a proxy card for the annual meeting; and

•	the 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010.

What items will be voted on at the annual meeting?

There are five proposals scheduled to be voted on at the annual meeting:

•	the election of the two directors nominated by our Board of Directors as Class I directors to serve until the 2014 annual meeting of stockholders;

•	the advisory vote on the compensation paid to our named executive officers;

•	the advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers;

•	the approval of an amendment and restatement of Primo’s current certificate of incorporation to eliminate references to series of preferred stock that are no longer outstanding; and

•	the ratification of the Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011.

The Board of Directors is not aware of any other matters to be brought before the meeting.  If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our Board of Directors recommends that you vote your shares:

•	“FOR” the two directors nominated by our Board of Directors as Class I directors to serve until the 2014 annual meeting of stockholders;

•	“FOR” the approval of the proposal regarding the compensation paid to our named executive officers;

•	“EVERY THREE YEARS” for the proposal regarding the frequency of future advisory votes on the compensation paid to our named executive officers;

•	“FOR” the approval the amendment and restatement of Primo’s current certificate of incorporation to eliminate references to series of preferred stock that are no longer outstanding; and

•	“FOR” the ratification of the Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•	stockholders as of the close of business on March 25, 2011;

•	holders of valid proxies for the annual meeting; and

•	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board of Directors set March 25, 2011 as the record date.  All record holders of Primo common stock as of the close of business on that date are entitled to vote.  Each share of common stock is entitled to one vote.  As of the record date, there were 19,431,101 shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Primo stock is reflected directly on the books and records of our transfer agent, Wells Fargo Bank, N.A.  If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record.  For shares held in street name, the stockholder of record is your bank, broker or similar organization.  We only have access to ownership records for the registered shares.  If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.  As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

How do I vote?

You may vote by any of the following methods:

•
In person.  Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting.  If you hold shares in street name, you must also obtain a proxy from the stockholder of record authorizing you to vote your shares.

•	By phone or via the Internet. You may vote by proxy, by phone or via the Internet by following the instructions provided in the accompanying proxy card or the voting instruction card provided.

•	By mail. You may vote by signing and returning the proxy card or voting instruction card provided.

If you vote by phone or the Internet, please have your proxy card or voting instruction card available.  The control number appearing on your proxy card or voting instruction card is necessary to process your vote.  A phone or Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•
Stockholders of record.  You may change or revoke your vote by submitting a written notice of revocation to Primo Water Corporation c/o Corporate Secretary at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 or by submitting another vote on or before May 18, 2011 (including a vote via the Internet or by telephone).  For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record.  If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the Board of Directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.”  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares.  This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the advisory vote on the compensation paid to our named executive officers (“Proposal 2”), the advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (“Proposal 3”) and the approval of the amendment and restatement of Primo’s current certificate of incorporation (“Proposal 4”) are considered to be non-routine matters under applicable rules.  A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, 3 and 4.

The ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011 (“Proposal 5”) is considered to be a routine matter under applicable rules.  A broker or other nominee may generally vote on routine matters, and we do not expect there to be any broker non-votes with respect to Proposal 5.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for the transaction of business at the annual meeting.  This is called a quorum.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•	Proposal 1, Election of Directors. The two nominees receiving the highest number of votes will be elected as Class I directors to serve until the 2014 annual meeting of stockholders.

•
Proposal 2, Advisory Vote on the Compensation Paid to our Named Executive Officers.  The compensation paid to our named executive officers will be considered approved if a majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of the proposal.

•
Proposal 3, Advisory Vote on Frequency of Future Advisory Votes on the Compensation Paid to our Named Executive Officers.  If the majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of a particular frequency alternative (whether every year, every two years or every three years), such frequency will be considered to be the recommendation of the stockholders on the advisory vote regarding the frequency of future advisory votes on the compensation paid to our named executive officers.

•
Proposal 4, Amendment and Restatement of Primo’s Current Certificate of Incorporation.  The amendment and restatement of Primo’s current certificate of incorporation to eliminate references to the series of preferred stock that are no longer outstanding will be approved if a majority of the total votes of all outstanding shares of our common stock are cast in favor of the proposal.

•
Proposal 5, Ratification of Independent Registered Public Accounting Firm.  The ratification of the Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011 will be approved if a majority of stockholders present in person or by proxy with respect to this matter are cast in favor of the proposal.

How are abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.  Broker non-votes and abstentions are not counted as votes cast on any proposal considered at the annual meeting and, therefore, will have no effect on the proposals regarding the election of directors and the advisory votes on the compensation paid to our named executive officers.  In the case of the proposal to approve an amendment and restatement of Primo’s current certificate of incorporation, abstentions and broker non-votes will have the same effect as a vote against the proposal.  We expect no broker non-votes on the proposal regarding the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011, and abstentions will have no effect on this proposal.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.  In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Primo will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2012 annual meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Primo’s Proxy Materials.  Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 annual meeting of stockholders must be received no later than December 27, 2011.  In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.  Stockholder proposals must be delivered to Primo’s Secretary at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina  27104.

Requirements for Stockholder Proposals to Be Brought Before the 2012 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that you intend to present at the 2012 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2012 annual meeting of stockholders, must be delivered to Primo’s Secretary at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina  27104 not earlier than the close of business on January 19, 2012 and not later than the close of business on February 18, 2012.  In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2012 annual meeting of stockholders.

Principal Stockholders

The following table provides information about the beneficial ownership of our common stock as of March 25, 2011 by:

•	each person that owned more than 5% of our outstanding common stock as of such date;

•	each of our directors;

•	each nominee for director;

•	each of our named executive officers; and

•	all of our directors, director nominees and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power.  Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of March 25, 2011 through the exercise of any warrant, stock option or other right.  Except as noted, and subject to community property laws where applicable, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated in the notes below, the address for each of the individuals listed below is c/o Primo Water Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percentage of Common Stock Outstanding (%)(1)

Billy D. Prim	2,493,668	(2)	12.7

Culligan International Company	2,894,717	(3)	14.9

Wells Fargo & Company	1,523,470	(4)	7.8

BAMCO INC.	1,037,000	(5)	5.3

Richard A. Brenner	60,412	(6)	*

David W. Dupree(7)	903,953	(8)	4.6

Jack C. Kilgore	-		-

Malcolm McQuilkin	205,807	(9)	1.1

David L. Warnock	699,090	(10)	3.6

Richard E. Belmont	37,261	(11)	*

Mark Castaneda	77,137	(12)	*

Duane Goodwin	9,583	(13)	*

Michael S. Gunter	41,241	(14)	*

Directors, director nominees and current executive officers as a group (8 individuals)	4,481,308		22.6%
___________

* Represents beneficial ownership of less than 1.0%.

(1)	A total of 19,431,101 shares of common stock were outstanding on March 25, 2011.

(2)
Consists of (a) 2,237,056 shares of common stock held directly (419,705 of which are pledged as security); (b) 146,889 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable (4,218 of which are pledged as security); (c) 42,645 shares of common stock issuable upon the exercise of stock options held directly that are presently exercisable or become exercisable within the next 60 days; (d) 4,791 shares of common stock held by BD Prim, LLC (as to which he has shared voting and investment power); (e) 4,791 shares held by the Billy D. Prim Revocable Trust (as to which he has shared voting and investment power); (f) 23,957 shares of common stock held by 2010 Irrevocable Trust fbo Sarcanda W. Bellissimo (as to which he has shared voting and investment power); (g) 23,957 shares of common stock held by 2010 Irrevocable Trust fbo Anthony Gray Westmoreland (as to which he has shared voting and investment power); (h) 4,791 shares of common stock held by the 2010 Irrevocable Trust fbo Jager Grayln Dean Bellissimo (as to which he has shared voting and investment power); and (i) 4,791 shares of common stock held by the 2010 Irrevocable Trust fbo Joseph Alexander Bellissimo (as to which he has shared voting and investment power).  Excludes 8,032 shares of common stock and 1,791 shares of our common stock issuable upon the exercise of warrants held directly by Deborah W. Prim, Mr. Prim’s spouse.

(3)
This information is derived in part from a Schedule 13G filed by Culligan International Company on December 2, 2010.  All of the shares are owned directly by Culligan International Company, which has the sole power to vote and to dispose or to direct the disposition of the shares.  Culligan International Company is a wholly-owned subsidiary of Culligan Holding Inc., which is a wholly-owned subsidiary of Culligan Holding Company B.V., which is a wholly-owned subsidiary of Culligan Holding S.àr.l., which is a wholly-owned subsidiary of Culligan International S.àr.l., which is a wholly-owned subsidiary of Culligan Investments S.àr.l., which is a wholly-owned subsidiary of Culligan Ltd. Each of such entities may be deemed to share power to vote and to dispose or to direct the disposition of the shares owned by Culligan International Company.  Clayton, Dubilier & Rice Fund VI Limited Partnership owns approximately 77.8% of the outstanding voting securities of Culligan Ltd.  CD&R Associates VI Limited Partnership is the general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership, and CD&R Investment Associates VI, Inc. is the general partner of CD&R Associates VI Limited Partnership.  Each of CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc. (i) may, by reason of such relationships, be deemed to share the power to vote and to dispose or to direct the disposition of the shares held by Culligan International Company and deemed beneficially owned by Culligan Holding Inc., Culligan Holding Company B.V., Culligan Holding S.àr.l., Culligan International S.àr.l., Culligan Investments S.àr.l., and Culligan Ltd. (such entities, collectively with Culligan International Company, the “Culligan Entities”), but (ii) expressly disclaims beneficial ownership of the shares held or deemed to be beneficially owned by the Culligan Entities.  CD&R Investment Associates VI, Inc. is managed by a board of directors comprised of over fifteen individuals, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. As a result, no member of the board of CD&R Investment Associates VI, Inc. controls the voting or disposition of CD&R Investment Associates VI, Inc. with respect to the shares shown as beneficially owned by Culligan International Company, the other Culligan Entities, Clayton, Dubilier & Rice Fund VI Limited Partnership, CD&R Associates VI Limited Partnership or CD&R Investment Associates VI, Inc.  Culligan International Company’s address is 9399 West Higgins Road, Suite 1100, Rosemont, IL 60018.

(4)
This information is derived from a Schedule 13G filed by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries.  Wells Fargo & Company and certain of its subsidiaries have the sole power to vote 1,094,723 shares of common stock and the sole power to dispose of 1,522,270 shares of common stock.  Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA 94104.

(5)
This information is derived from a Schedule 13G filed jointly by BAMCO INC., Baron Capital Group, Inc., Baron Small Cap Fund and Ronald Baron on February 14, 2011.  Each entity or person has shared power to vote or direct the vote with respect to all of these shares and shared power to dispose or to direct the disposition of all of these shares.  BAMCO INC. is a subsidiary of Baron Capital Group, Inc.  Ronald Baron owns a controlling interest in Baron Capital Group, Inc.  The address for BAMCO INC. is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(6)
Consists of (a) 50,863 shares of common stock held directly, which includes 3,832 shares of restricted common stock over which Mr. Brenner has voting but not investment power; (b) 6,965 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; (c) 2,300 shares of common stock issuable upon the exercise of options held directly that are presently exercisable; (d) 142 shares of common stock issuable upon the exercise of warrants held by the ALB-3 Trust, of which he is the trustee, that are presently exercisable; and (e) 142 shares of common stock issuable upon the exercise of warrants held by the ALB-5 Trust, of which he is the trustee, that are presently exercisable.  Mr. Brenner may be deemed to have voting and investment power with respect to securities held by the ALB-3 Trust or the ALB-5 Trust and expressly disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein, if any.

(7)	Mr. Dupree is not standing for reelection as member of the Board of Directors of Primo.

(8)
Consists of (a) 5,749 shares of common stock held directly, which includes 3,832 shares of restricted common stock over which Mr. DuPree has voting but not investment power; (b) 944 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; (c) 856,232 shares of common stock held by Primo Investors, L.P.; and (d) 41,028 shares of common stock issuable upon the exercise of warrants held by Primo Investors, L.P. that are presently exercisable.  Mr. Dupree is the managing member of GenPar Primo, L.L.C., the general partner of Primo Investors, L.P., and as such, he may be deemed to have voting and investment power with respect to all securities beneficially owned by Primo Investors, L.P.  Mr. Dupree disclaims beneficial ownership of any such securities held by Primo Investors, L.P. except to the extent of his pecuniary interest therein, if any.

(9)
Consists of (a) 5,749 shares of common stock held directly, which includes 3,832 restricted common stock over which Mr. McQuilkin has voting but not investment power; (b) 10,733 shares of common stock issuable upon the exercise of options held directly that are presently exercisable; (c) 157,858 shares of common stock held by the Malcolm McQuilkin Living Trust; and (d) 31,467 shares of common stock issuable upon the exercise of warrants held by the Malcolm McQuilkin Living Trust that are presently exercisable.  Mr. McQuilkin is a co-trustee of the Malcolm McQuilkin Living Trust and as such, he may be deemed to have shared voting and investment power with respect to such shares.  Mr. McQuilkin expressly disclaims beneficial ownership of any such securities held in the trust, except to the extent of his pecuniary interest therein, if any.

(10)
Consists of (a) 5,749 shares of common stock held directly, which includes 3,832 restricted common stock over which Mr. Warnock has voting but not investment power; (b) 2,300 shares of common stock issuable upon the exercise of options held directly that are presently exercisable; (c) 569,380 shares of common stock held by Camden Partners Strategic Fund III, L.P.; (d) 94,088 shares of common stock issuable upon the exercise of warrants held by Camden Partners Strategic Fund III, L.P. that are presently exercisable; (e) 23,662 shares of common stock held by Camden Partners Strategic Fund III-A, L.P.; and (f) 3,911 shares of common stock issuable upon the exercise of warrants held by Camden Partners Strategic Fund III-A, L.P. that are presently exercisable.  Mr. Warnock is the managing member of the general partner of both Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P., and as such, he may be deemed to have voting and investment power with respect to all securities beneficially owned by such entities.  Mr. Warnock expressly disclaims beneficial ownership of any such securities held by Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. except to the extent of his pecuniary interest therein, if any.

(11)
Consists of (a) 14,374 shares of common stock held directly, which includes 9,582 shares of restricted common stock over which Mr. Belmont has voting but not investment power; (b) 710 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; (c) shares issuable upon the exercise of options to purchase 15,892 shares of common stock held directly that are presently exercisable;  (d) 1,999 shares of common stock held by Mr. Belmont’s spouse; (e) 96 shares of common stock shares issuable upon the exercise of warrants held by Mr. Belmont’s spouse that are presently exercisable; (f) 1,999 shares of common stock held by Mr. Belmont’s son; (g) 96 shares of common stock issuable upon the exercise of warrants held by Mr. Belmont’s son that are presently exercisable; (h) 1,999 shares of common stock held by Mr. Belmont’s daughter; and (i) 96 shares of common stock issuable upon the exercise of warrants held by Mr. Belmont’s daughter that are presently exercisable.  Mr. Belmont may be deemed to have voting and investment power with respect to securities held by his spouse or children and expressly disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein, if any.

(12)
Consists of (a) 54,402 shares of common stock held directly, which includes 15,971 shares of restricted common stock over which Mr. Castaneda has voting but not investment power; (b) 4,527 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; and (c) 18,208 shares of common stock issuable upon the exercise of options held directly that are presently exercisable.

(13)	Consists of 9,583 shares of common stock issuable upon the exercise of options held directly that are presently exercisable.

(14)
Consists of (a) 16,837 shares of common stock held directly, which includes 9,582 shares of restricted common stock over which Mr. Gunter has voting but not investment power; (b) 302 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; and (c) 24,102 shares of common stock issuable upon the exercise of options held directly that are presently exercisable.

Proposal 1 – Election of Directors

Our Board of Directors consists of three classes of directors, each serving staggered three-year terms.  Billy D. Prim and Jack C. Kilgore are both nominated as Class I directors to serve three-year terms until the annual meeting of stockholders in 2014 and until their successors are elected and qualified.  Mr. Prim is a current director and Mr. Kilgore is being nominated for election to our Board of Directors for the first time.  Both have agreed to be named in this proxy statement and serve if elected.

Although we know of no reason why either nominee would not be able to serve, if either such nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by the Board of Directors.

The two nominees receiving the highest number of affirmative votes will be elected as directors to serve until the 2014 annual meeting of stockholders.  Votes withheld by stockholders, broker non-votes and abstentions will have no effect on the outcome of the director elections.

The Board of Directors recommends a vote “FOR” the election of Billy D. Prim and Jack C. Kilgore to our Board of Directors.

Nominees and Continuing Directors

Listed below are (i) the nominees for election to the Board of Directors and (ii) the other members of our Board of Directors whose terms expire in 2012 (our Class II directors) and 2013 (our Class III director).  The following paragraphs include information about each nominee and continuing director’s business background, as furnished to us by the nominee or director, and additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

Name of Nominee	Age	Principal Occupation	Director Since	Director Class

Billy D. Prim	55	Chairman, Chief Executive Officer and President, Primo	2004	I

Jack C. Kilgore	62	President, Consumer Products Division, Rich Products Corporation	---	I

Name of Continuing Director	Age	Principal Occupation	Director Since	Director Class

Richard A. Brenner	47	Chief Executive Officer, Amarr Garage Doors	2005	III

Malcolm McQuilkin	64	President, Blue Rhino Global Sourcing, LLC	2005	II

David L. Warnock	53	Managing Member, Camden Partners Holdings, LLC	2005	II

Billy D. Prim

Mr. Prim has been our Chairman, Chief Executive Officer and President since he founded Primo in 2004.  Prior to founding Primo, Mr. Prim founded Blue Rhino Corporation (a provider of propane cylinder exchange and complementary propane and non-propane products) in March 1994 and served as its Chief Executive Officer and Chairman of the Board.  He led Blue Rhino’s initial public offering in May 1998 and remained its Chief Executive Officer until April 2004, when Blue Rhino was acquired by Ferrellgas Partners, L.P., at which time he was elected to the Ferrellgas board of directors on which he served until November 2008.  Mr. Prim currently serves on the board of directors of Towne Park Ltd. and previously served on the board of directors of Southern Community Bank and Trust from 1996 until 2005.  Mr. Prim brings extensive business, managerial and leadership experience to our Board of Directors.  Mr. Prim’s service as an executive and a director of Primo provides our Board of Directors with a vital understanding and appreciation of our business.  In addition, Mr. Prim’s leadership abilities, his experience at Blue Rhino and his extensive knowledge of the bottled water industry position him well for service on our Board of Directors.

Richard A. Brenner

Mr. Brenner has been the Chief Executive Officer of Amarr Garage Doors (a manufacturer and distributor of garage doors) since July 2002 and was its President from July 1993 until June 2002.  Mr. Brenner also serves on several boards of private and nonprofit entities, including ABC of North Carolina, Idealliance and Wake Forest University Health Sciences, and was a member of the board of directors of Blue Rhino Corporation from 1998 to 2004.  Mr. Brenner’s significant executive and board service experience qualify him for service on our Board of Directors.

Jack C. Kilgore

Since 2004, Mr. Kilgore has served as President of the Consumer Products Division of Rich Products Corporation (a leading supplier and solutions provider to the foodservice, in-store bakery, and retail marketplaces) where he oversees the company’s consumer packaged goods business.  Mr. Kilgore joined Rich Products Corporation in 1978 as a sales and marketing administer and has advanced through the company serving in roles as a region manager, division manager, national sales manager and various other sales and market leadership positions before being named President of the Consumer Products Division.  Mr. Kilgore serves on the advisory board of South Coast Bank & Trust, is a former chairman of the National Fisheries Institute and is serving and has previously served in various leadership positions for a number of not-for-profit entities.  Mr. Kilgore’s extensive knowledge of and experience in the consumer goods industry as well as his extensive executive and managerial experience position him well to serve as a member of our Board of Directors.

Malcolm McQuilkin

Mr. McQuilkin is the President of Blue Rhino Global Sourcing, LLC (an import and design company and a wholly-owned subsidiary of Ferrellgas Propane Partners) and was the Chief Executive Officer of Uniflame, Inc. from 1990 until it was acquired by Blue Rhino Global Sourcing, LLC in 2000.  As the current President of Blue Rhino Global Sourcing, Mr. McQuilkin provides our Board of Directors with significant leadership and executive experience.  Mr. McQuilkin’s leadership abilities, his international business expertise (particularly with respect to outsourcing) and his extensive knowledge of complex financial and operational issues facing large companies qualify him to serve as a member of our Board of Directors.

David L. Warnock

Mr. Warnock is a founder and managing member of Camden Partners Holdings, LLC (a private investment management firm established in 1995 and formerly known as Cahill Warnock & Company, LLC).  Mr. Warnock also serves as the managing member of the general partner of both Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P.  Mr. Warnock serves on the board of National American University, Inc., New Horizons Worldwide, Inc., Nobel Learning Communities, Inc., Questar Assessment, Inc., and The Princeton Review, and was a member of the board of directors of Blue Rhino Corporation from 2000 to 2004.  Mr. Warnock also serves as a member of the board of directors of several private companies and not-for profit entities.  Mr. Warnock brings to our Board of Directors a unique and valuable perspective from his years of experience in private investment management.  Mr. Warnock’s business acumen and his financial, managerial, leadership and board service experience qualify him to serve on our Board of Directors.

Corporate Governance

The Board of Directors

Primo is governed by a Board of Directors and various committees of the board that meet throughout the year.  The Board of Directors and its committees have general oversight responsibility for the affairs of Primo.  In exercising its fiduciary duties, the Board of Directors represents and acts on behalf of our stockholders.

Our certificate of incorporation provides that our Board of Directors will consist of between three and 12 members with the precise number to be determined by the Board of Directors.  Our Board of Directors currently consists of five directors.  Our certificate of incorporation also provides that any vacancies or newly-created directorships may be filled only by the remaining members of our Board of Directors.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.  Each committee is currently comprised entirely of non-employee directors.  Our Board of Directors may establish other committees from time to time to facilitate our corporate governance.

The current members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Nominating and Governance

Richard A. Brenner	X		Chair

David W. Dupree	Chair	X	X

Malcolm McQuilkin		X	X

David L. Warnock	X	Chair	X

If elected, Mr. Kilgore will serve on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.  Each committee operates under a written charter adopted by the Board of Directors.  These charters are available on our corporate website (www.primowater.com) in the “Investor Relations” section under “Corporate Governance.”

Audit Committee. The principal responsibilities and functions of our Audit Committee are to assist the Board of Directors in fulfilling its oversight of (i) the integrity of our financial statements, (ii) the effectiveness of our internal controls over financial reporting, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our registered public accounting firm, and (v) the performance of our registered public accounting firm. In carrying out its oversight responsibilities and functions, our Audit Committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions.  In addition, the Audit Committee oversees management’s efforts in managing our key financial and other risk exposures and developing our enterprise risk management policies and procedures.  Our Audit Committee met two times in 2010.

Our Board of Directors has determined that Mr. Warnock is an audit committee financial expert, as defined under the applicable rules of the SEC, and that all members of the Audit Committee are “independent” within the meaning of the applicable Nasdaq listing standards and the independence standards of rule 10A-3 of the Securities Exchange Act of 1934.  Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market.

Compensation Committee. The principal functions of our Compensation Committee include (i) reviewing our compensation practices and policies, (ii) reviewing and approving the compensation for our senior executives, (iii) evaluating the performance of our Chief Executive Officer, and (iv) assisting in Primo’s compliance with the regulations of the SEC regarding executive compensation disclosure.  Our Board of Directors has determined that all members of the Compensation Committee are “independent” within the meaning of the applicable Nasdaq listing standards. Our Compensation Committee met one time in 2010.

Nominating and Governance Committee. The principal functions of our Nominating and Governance committee are, among other things, to (i) establish membership criteria for our Board of Directors, (ii) establish and communicate to stockholders a method of recommending potential director nominees for the Nominating and Governance Committee’s consideration, (iii) identify individuals qualified to become directors consistent with such criteria and select the director nominees, (iv) plan for continuity on our Board of Directors, (v) recommend action to our Board of Directors upon any vacancies on our Board of Directors, (vi) facilitate the annual evaluation of the performance of our Board of Directors and its committees, (vii) periodically review management succession plans, and (viii) consider and recommend to our Board of Directors other actions relating to our Board of Directors, its members and its committees.  Our Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” within the meaning of the applicable Nasdaq listing standards.  Our Nominating and Governance Committee did not meet in 2010.

Board Leadership Structure

Mr. Prim serves as both the Chairman of the Board of Directors and the Chief Executive Officer of Primo.  Primo does not have a lead independent director.  The Board of Directors does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer.  Our bylaws permit these positions to be held by the same person, and the Board of Directors believes that it is in the best interests of Primo to retain flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on our circumstances.  Similarly, our bylaws do not require our Board of Directors to appoint a lead independent director and it has not otherwise determined to do so.

The board has determined that it is appropriate for Mr. Prim to serve as both Chairman and Chief Executive Officer because combining the roles of Chairman and Chief Executive Officer (1) enhances the alignment between the Board of Directors and management in strategic planning and execution as well as operational matters, (2) avoids the confusion over roles, responsibilities and authority that can result from separating the positions, and (3) streamlines board process in order to conserve time for the consideration of the important matters the Board of Directors needs to address, particularly in light of the small size of our Board of Directors.

Director Meeting Attendance

The Board of Directors held eleven meetings during 2010.  No director attended less than 75 percent of the board and applicable committee meetings during 2010.  Since we became a public company, each director is encouraged to attend the annual meeting of stockholders in person absent extenuating circumstances.  Only Mr. Prim attended our 2010 annual meeting of stockholders, which occurred before we became a public company.

Director Independence

The Board of Directors determines the independence of its members based on the standards specified by The NASDAQ Stock Market, LLC (“Nasdaq”).  Under the applicable Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq’s rules require that, subject to specific exceptions, each member of a listed company’s audit committee and those members of the board of directors determining executive compensation and director nominations be independent. Audit Committee members also must satisfy the independence criteria set forth in rule 10A-3 under the Securities Exchange Act of 1934.  Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of rule 10A-3 under the Securities Exchange Act of 1934, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has reviewed the relationships between Primo and each director and director nominee to determine compliance with the Nasdaq listing standards and has determined that none of Messrs. Brenner, Dupree, McQuilkin, Warnock and Kilgore has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules.  Our Board of Directors also determined that Messrs. Brenner, Dupree and Warnock, who comprise our Audit Committee, Messrs. Dupree, McQuilkin and Warnock, who comprise our Compensation Committee, and Messrs. Brenner, Dupree, McQuilkin and Warnock, who comprise our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC and Nasdaq rules.  In making these determinations, our Board of Directors considered the relationships that each non-employee director has with Primo and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.  There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.

Director Nomination Process

The Board of Directors has a standing Nominating and Governance Committee comprised solely of independent directors.  The Board of Directors has delegated to its Nominating and Governance Committee the responsibility for establishing membership criteria for the Board of Directors, identifying individuals qualified to become directors consistent with such criteria and recommending the director nominees.

In identifying potential director candidates, the Nominating and Governance Committee will seek input from its Committee members, other directors and management.  The Nominating and Governance Committee may engage the services of search firms and advisors to help identify and screen potential director nominees.  The Nominating and Governance Committee will also consider director candidates appropriately recommended by stockholders.  Jack C. Kilgore, a first time nominee for election to the board of directors at the 2011 annual meeting, was recommended to the Nominating and Governance Committee by the Committee’s Chairman, Richard Brenner.

In identifying and assessing director candidates, the Nominating and Governance Committee considers, among other things:

•	roles and contributions valuable to the business community;

•
personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•	relevant knowledge and diversity of background, viewpoints and experience;

•	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; and

•	applicable listing standards of Nasdaq.

Diversity of background, viewpoint and experience is one of the various factors the Nominating and Governance Committee may consider in identifying director nominees, but the Nominating and Governance Committee does not have a formal policy regarding board diversity.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Nominating and Governance Committee may do so by submitting a written recommendation to our Secretary at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina  27104.  Such recommendation must include a detailed background of the suggested candidate that demonstrates how the individual meets the criteria set forth above.  If a candidate proposed by a stockholder or other source meets such criteria, the individual will be considered on the same basis as other candidates.

Recommendations by stockholders for director candidates to be considered for the 2012 annual meeting of stockholders must be delivered to Primo’s Secretary not earlier than the close of business on January 19, 2012 and not later than the close of business on February 18, 2012.  Recommendations by stockholders for director candidates to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 annual meeting of stockholders must be received no later than December 27, 2011.  Notice of a director nomination must be submitted in accordance with the requirements set forth in our amended and restated bylaws which include requirements to provide the name and address of the stockholder making the recommendation, a representation that the recommending stockholder is a record holder of our common stock, all information regarding the nominee that would be required to be set forth in a proxy statement and the consent of the nominee to serve as a director.  Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Nominating and Governance Committee will consider any such candidate in accordance with the director nomination process described above.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Primo faces.  The Board of Directors is responsible for overseeing management’s approach to risk management.  The involvement of the full Board of Directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk.  While the Board of Directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the board assist it in fulfilling that responsibility.

In particular, the Audit Committee assists management in its review of the policies and procedures regarding identifying, monitoring, evaluating and managing Primo’s key financial and other risk exposures.  The Audit Committee also oversees the development of our enterprise risk management policies and procedures and reports regularly to the Board of Directors regarding Primo’s risk management process.

In addition, the Compensation Committee reviews our compensation practices and policies to ensure they do not create inappropriate or unintended significant risks to Primo as a whole, and provides oversight and direction regarding these practices, policies and compensation-related risk management.

Code of Conduct

Our Board of Directors has adopted a Code of Business Conduct and Ethics.  This code applies to all of the directors, officers and employees of Primo and its subsidiaries.  A copy of our Code of Business Conduct and Ethics is available on our corporate website (www.primowater.com).  We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Policy for Review of Related Person Transactions

Our Audit Committee reviews and approves any transaction between Primo and a related person which would be required to be disclosed by the rules of the SEC.

Communications with the Board of Directors

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Secretary at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104.  All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, advertisements or frivolous communications.

Executive Officers

The following paragraphs set forth information regarding the current executive officers of Primo other than Mr. Prim.  Information pertaining to Mr. Prim, who is both a director and an executive officer of Primo, may be found in the section entitled “Nominees and Continuing Directors.”

Mark Castaneda

Mr. Castaneda, age 46, has served as our Chief Financial Officer, Secretary and Assistant Treasurer since March 2008.  Prior to joining Primo, he served as Chief Financial Officer for Tecta America, Inc. (a private national roofing contractor) from October 2007 until March 2008, as Chief Financial Officer for Interact Public Safety (a private software company) from September 2006 until October 2007 and as Chief Financial Officer for Pike Electric Corporation (a publicly-traded energy solutions provider) from October 2004 until August 2006, where he helped lead its initial public offering in July 2005.  Mr. Castaneda served Blue Rhino Corporation as its Chief Financial Officer from November 1997 until October 2004 and as a Director from September 1998 until April 2004.  Mr. Castaneda helped lead Blue Rhino’s initial public offering with Mr. Prim in May 1998.  Mr. Castaneda began his career with Deloitte & Touche in 1988 and is a certified public accountant.

Michael S. Gunter

Mr. Gunter, age 42, has served as our Senior Vice President of Operations since March 2010 and previously served as our Vice President of Operations from our founding in October 2004 through February 2010. Prior to joining Primo, he served as the Senior Director of Strategy and Financial Analysis as well as the Director of Information Technology for Blue Rhino Corporation from 2000 until October 2004.  Mr. Gunter served as an Artillery Officer in the United States Marine Corps from 1990 to 1996.

Director Compensation

The following table shows the compensation paid to each non-employee director who served on our Board of Directors in 2010:

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Richard A. Brenner	-	73,817	73,817

David W. Dupree	-	73,817	73,817

Malcolm McQuilkin	-	73,817	73,817

David L. Warnock	-	73,817	73,817

(1)
The amounts shown in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).  Each director received an award of 5,749 shares of restricted stock in February 2010 that vests in equal annual installments over a three-year period.  This was the only stock award made to directors during 2010.  For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K.

The following table shows the number of outstanding and unexercised stock options and the number of shares of restricted stock held by each non-employee director as of December 31, 2010:

Name	Shares Subject to Outstanding Option Awards (#)	Shares of Restricted Common Stock Outstanding (#)

Richard A. Brenner	2,300	5,749

David W. Dupree	-	5,749

Malcolm McQuilkin	10,733	5,749

David L. Warnock	2,300	5,749

Prior to our initial public offering, we did not have a policy regarding compensation payable to our directors.  Instead, we from time to time made awards of stock options and restricted stock to our non-employee directors.  In connection with our initial public offering, our Board of Directors approved and adopted our Non-Employee Director Compensation Policy.  Under the Non-Employee Director Compensation Policy, each non-employee director will receive an annual retainer of $25,000, to be paid one-half in restricted common stock and one-half in options to purchase common stock, granted on the first business day following each annual meeting of our stockholders. Additionally, non-employee directors will receive the following cash awards:

•	a $5,000 retainer for directors who also serve as committee chairs and a $2,500 retainer for other directors;

•	$2,500 for each regularly scheduled Board of Directors meeting attended in person ($1,000 if attended telephonically);

•	$1,000 for each ad hoc telephonic special Board of Directors meeting attended;

•	$1,000 for each regularly scheduled committee meeting attended; and

•	$500 for each ad hoc telephonic committee meeting attended.

Grants made under the Non-Employee Director Compensation Policy will be made pursuant to the 2010 Omnibus Long-Term Incentive Plan and will vest in full on the day immediately following the first anniversary of the grant date.  Mr. Prim receives no compensation for his service on our Board or Directors.

Compensation Discussion and Analysis

The following discussion and analysis relates to our compensation arrangements for:

(1)	our principal executive officer (Billy D. Prim);

(2)	our principal financial officer (Mark Castaneda);

(3)	our only other current executive officer (Michael S. Gunter); and

(4)
two other individuals who served as executive officers during a portion of 2010 but who were not serving as such at December 31, 2010 (Duane G. Goodwin and Richard E. Belmont, and together with Messrs. Prim, Castaneda and Gunter, our NEOs).

This discussion and analysis should be read together with the compensation tables and related disclosures set forth below.  This discussion and analysis includes statements regarding financial and operating performance targets in the limited context of our executive compensation program, and investors should not evaluate these statements in any other context.  This discussion and analysis also contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs.  The actual amount and form of compensation and the compensation programs that we adopt in the future may differ materially from current or planned programs as summarized in this discussion.

Introduction

Our compensation discussion and analysis discusses the total compensation for our NEOs and describes our overall compensation philosophy, objectives and practices.  Our compensation philosophy and objectives generally apply to all of our employees and all of our employees are eligible to participate in the main components of our compensation program consisting of:

•	base salary;

•	annual bonus and incentive arrangements; and

•	equity compensation.

The relative value of each of these components for individual employees varies based on job role and responsibility as well as our financial performance.

Compensation Philosophy and Objectives

Our compensation approach has changed and developed over the last several years as we have experienced rapid growth.  We completed both our initial public offering and the acquisition of a refill vending business from Culligan Store Solutions, LLC and Culligan of Canada, Ltd. in November 2010.  We made changes to our compensation programs during 2010 in anticipation of our becoming a larger publicly-traded company.

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders.  Accordingly, our executive officer compensation program is designed to link annual and long-term cash and stock incentives to the achievement of Company and individual performance goals and to align the interests of executive officers with the creation of stockholder value.

We believe compensation should be determined within a framework that is intended to reward individual contribution and the achievement of Company objectives.  Within this overall philosophy, our objectives are to:

•	attract, retain and motivate our executives by providing a total compensation program that takes into consideration competitive market requirements and strategic business needs;

•	align the financial interests of executive officers with those of our stockholders, both in the short and long term;

•	provide incentives for achieving and exceeding annual and long-term performance goals; and

•	appropriately reward executive officers for creating long-term stockholder value.

Each of Messrs. Prim, Castaneda and Gunter entered into an employment agreement with the Company in connection with our initial public offering.  The material terms of those employment agreements are described below under “Employment Agreements”.  We also entered into an employment agreement with Mr. Goodwin in connection with our initial public offering.  Mr. Goodwin was employed with us through December 21, 2010, and we entered into a separation agreement with him on December 22, 2010 that is also described below.

Determining Executive Compensation

Prior to our November 2010 initial public offering, we were a privately-held company.  As a result, we were not subject to any stock exchange listing or SEC rules requiring a majority of our Board of Directors to be independent or relating to the formation and functioning of Board committees, including our Compensation Committee.  Historically, we informally considered the competitive market for corresponding positions within comparable geographic areas and with companies of similar sizes and stages of development, including other small, high-growth public companies, in structuring and setting our executive compensation.  This consideration was based on the general knowledge possessed by members of our Compensation Committee and also included consultations with our Chief Executive Officer.  As we continue to gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will evolve.  For example, over time, we expect to reduce our reliance upon subjective determinations in favor of a more empirically based approach that could involve, among other practices, benchmarking the compensation paid to our NEOs against peer companies that we identify and the use of clearly defined, objective targets to determine incentive compensation awards.

Our Compensation Committee typically considers, but is not required to accept, our Chief Executive Officer’s recommendations regarding proposed base salaries, bonus and incentive awards, and equity awards for the other NEOs.  The Compensation Committee may also request the assistance of our Chief Financial Officer in evaluating the financial, accounting and tax implications of various compensation awards paid to the NEOs.  However, our Chief Financial Officer does not recommend or determine the amounts or types of compensation paid to the NEOs.  Our Chief Executive Officer and certain of our other NEOs may attend Compensation Committee meetings, as requested by the chairman of the Compensation Committee.  Our NEOs, including our Chief Executive Officer, typically do not attend any portion of the Compensation Committee meetings during which their compensation is established and approved.

We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.  To date, the Compensation Committee has not engaged a compensation consultant.  Rather, the Compensation Committee and our Chief Executive Officer have applied subjective discretion to make compensation decisions and have not used a specific formula or matrix to set compensation in relation to compensation paid by other companies.  To date, our Compensation Committee has not established any percentile targets for the levels of compensation provided to our NEOs.  Similarly, the Compensation Committee has not performed competitive reviews of our compensation programs with those of similarly-situated companies, nor have we engaged in benchmarking of compensation paid to our NEOs.  Our historical approach has been to consider competitive compensation practices and other factors such as the level of compensation necessary to recruit and retain an executive and individual performance rather than establishing compensation at specific benchmark percentiles.  This approach has enabled us to respond to dynamics in the labor market and provided us with flexibility in maintaining and enhancing our NEOs’ engagement, focus, motivation and enthusiasm for our future.  However, as mentioned above, we expect to build some of these practices into our compensation approach over time as we continue to review, evaluate and refine our compensation policies and practices as a public company.

In connection with our initial public offering, we reconstituted our Compensation Committee to be comprised of Messrs. Dupree, McQuilkin and Warnock, with Mr. Warnock acting as chair.  Each of the members of our Compensation Committee is “independent” within the meaning of applicable Nasdaq listing standards.  Our Compensation Committee’s charter provides, among other things, that the Compensation Committee’s principal duties include (i) reviewing our compensation policies and practices, (ii) reviewing and approving the compensation for our senior executives, (iii) evaluating the performance of our senior executives and (iv) assisting in the Company’s compliance with the regulations of the SEC regarding executive compensation disclosure.

The amount of past compensation, including annual bonus and incentive awards and amounts realized or realizable from prior restricted stock and stock option awards, is generally not a significant factor in the Compensation Committee’s considerations because these awards would have been earned based on performance in prior years.  The Compensation Committee does, however, consider prior awards when considering the retention aspects of our compensation program.

Our NEOs are not subject to mandated stock ownership or stock retention guidelines.  Our Compensation Committee believes that the equity component of our executive compensation program ensures that our NEOs are also owners and those components work to align the NEOs’ goals with the best interests of our stockholders.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program have to date been (a) base salary, (b) a discretionary annual cash bonus opportunity for 2009 and prior years, (c) an executive cash and equity incentive arrangement for 2010 and (d) long-term equity compensation in the form of restricted stock and stock options.  Each of those compensation elements satisfies one or more of our compensation objectives.

We have not adopted any policies with respect to long-term versus currently-paid compensation, but feel that both elements are necessary for achieving our compensation objectives.  Compensation in the form of a base salary provides financial stability for each of our NEOs and annual increases in base salary provide a reward for short-term Company and individual performance.  Annual cash bonuses and incentive awards likewise provide a reward for short-term Company and individual performance.  Long-term equity compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value.  Similarly, while we have not adopted any policies with respect to cash versus non-cash compensation (or among different forms of non-cash compensation), we feel that it is important to encourage or provide for a meaningful amount of equity ownership by our NEOs to help align their interests with those of stockholders, one of our compensation objectives.  We have also in the past used equity compensation in order to preserve the Company’s cash to the extent practicable in order to facilitate our growth and development.  We combine the compensation elements for each NEO in a manner that the Compensation Committee believes, in its discretion and judgment, is consistent with the executive’s contributions to our Company and our overall goals with respect to executive compensation.

Base Salary

We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our NEOs and is critical to recruiting and retaining our executives.  Base salary is also designed to recognize the scope of responsibilities placed on each NEO and reward each executive for his or her unique leadership skills, management experience and contributions.  We make a subjective determination of base salary after considering such factors collectively.

During February 2010, in anticipation of our initial public offering, we reviewed and made certain adjustments to the base salaries for our NEOs as set forth in the table below.  In April 2010, we entered into employment agreements with each of Messrs. Prim, Castaneda, Gunter and Goodwin that provided for continued base salaries at the amounts set forth below.

Name	2009 Base Salary ($)	2010 Base Salary ($)

Billy D. Prim	400,000	400,000

Mark Castaneda	225,000	250,000

Michael S. Gunter	173,673	225,000

Duane G. Goodwin	-	250,000

Richard E. Belmont	183,195	200,000

The Committee believed the adjustment in Mr. Castaneda’s base salary was appropriate in light of his increased responsibilities associated with our initial public offering.  The Committee believed the increases in Mr. Gunter and Mr. Belmont’s base salaries were appropriate as a result of their increased responsibilities and efforts in managing Primo’s growth.

Annual Incentive and Bonus Arrangements

2010 Executive Incentive Plan

We established an executive incentive plan for 2010, which included an opportunity for both a cash award and an equity award for our executive officers. The Compensation Committee structured and implemented this plan to motivate our executive officers to achieve our annual strategic and financial goals.  The 2010 executive incentive plan provided for cash and equity awards with the following amounts:

•	Cash award:

o
A cash incentive pool was to be created based upon the amount by which the Company’s actual earnings before interest, taxes, depreciation and amortization as adjusted for non-cash non-recurring items (“EBITDA”) for 2010 exceeded target EBITDA of $2.5 million.  This cash pool would be funded as follows:

▪	50% of the first $1.0 million of actual EBITDA in excess of target EBITDA;

plus

▪	30% of the next $1.0 million of actual EBITDA in excess of target EBITDA;

plus

▪	20% of any actual EBITDA more than $2.0 million in excess of target EBITDA.

o
Each participant in the executive incentive plan for 2010 would then be entitled to the portion of the cash incentive pool equal to that participant’s individual 2010 base salary over the total 2010 base salaries of all the participants in the 2010 executive incentive plan multiplied by the total amount in the cash incentive pool.

•	Equity award:

o	Target amounts were to be based on Company and employee-specific performance; and

o	Actual awards, if any, were to be determined in early 2011 and were to be based on the Compensation Committee’s subjective evaluation of Primo’s and each individual’s performance.

Our actual EBITDA for 2010 was $(1.5) million, which was less than the target EBITDA under the 2010 executive incentive plan.  As a result, no cash amounts were paid and no equity awards were made to our executive officers with respect to our 2010 performance.

Discretionary Equity Awards

On March 18, 2011, our Compensation Committee approved grants of equity awards to certain of our executive officers and key employees.  The Compensation Committee approved these awards in recognition of the employees’ efforts with respect to our successful initial public offering and the recent acquisition transactions as well as the increased responsibilities resulting from being a publicly traded company with significantly larger operations.

The following table provides information regarding the restricted stock units and stock options:

Name	Restricted Stock Units (#)(1)	Restricted Stock Units ($)(2)	Stock Options (#)(3)	Stock Options ($)(4)

Billy D. Prim	20,000	246,600	40,000	165,493

Mark Castaneda	15,000	184,950	30,000	124,120

Michael S. Gunter	10,000	123,300	20,000	82,747

Duane G. Goodwin	-	-	-	-

Richard E. Belmont	5,000	61,650	10,000	41,373
__________________

(1)	These restricted stock units vest in equal annual installments on March 29 of each of 2012, 2013 and 2014.

(2)
Amounts set forth in this column represent the grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718.  For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K.

(3)	These stock options vest in equal annual installments on March 29 of each of 2012, 2013, and 2014.

(4)
Amounts set forth in this column represent the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718.  For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K.

Discretionary Cash Bonuses

We have also from time to time in the past paid discretionary annual cash bonuses to our executive officers.  We did not pay any such discretionary cash bonuses with respect to our performance in 2009 or 2010.

The employment agreements for each of Messrs. Prim, Castaneda and Gunter do not provide for specified annual incentive or bonus awards.  Instead, these employment agreements simply provide that each such executive is entitled to receive bonuses and awards of equity and non-equity compensation as approved by our Board of Directors.

Long-Term Equity Compensation

Historically, we have provided long-term equity compensation primarily through grants of restricted stock and stock options.  We have in the past granted restricted stock and stock options through annually-adopted executive incentive plans, initial grants to new employees and, on occasion, through additional grants approved by our Board of Directors or the Compensation Committee.  We intend to continue these practices in the future as we believe that such grants further our compensation objectives of aligning the interests of our NEOs with those of our stockholders, encouraging long-term performance, and providing a simple and easy-to-understand form of equity compensation that promotes executive retention.  We view such grants both as incentives for future performance and as compensation for past accomplishments.

On February 18, 2010, we made restricted stock awards to our NEOs in the following amounts:

Name	Shares of Restricted Stock (#)(1)	Shares of Restricted Stock ($)(2)

Billy D. Prim	-	-

Mark Castaneda	23,957	307,608

Michael S. Gunter	14,374	184,562

Duane G. Goodwin	-	-

Richard E. Belmont	14,374	184,562
__________________

(1)	These shares of restricted stock vest in three equal annual installments on the first, second and third anniversary of the grant date.

(2)
Amounts set forth in this column represent the grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718.  For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K.

In determining the amounts of the restricted stock grants to each of our executive officers, our Compensation Committee considered each officer’s position and level of responsibility at Primo and the officer’s individual contribution to Primo’s performance.

We adopted a policy in connection with our initial public offering that provides for our Compensation Committee to approve stock option grants up to four times per year at its regularly scheduled quarterly meetings, and further provides that such grants will be effective on the third trading day following the date of the next public disclosure of our financial results following the date of each such meeting.

Perquisites and Other Benefits

As a general matter, we do not offer perquisites or other benefits to any executive officer, including the NEOs, with an aggregate value in excess of $10,000 annually, because we believe we can provide better incentives for desired performance with compensation in the forms described above.  We recognize that, from time to time, it may be appropriate to provide some perquisites or other benefits in order to attract, motivate and retain our executives, with any such decision to be reviewed and approved by the Compensation Committee.

Our executive officers are eligible to participate in customary employee benefit plans, including medical, dental, vision, life and other employee benefit and insurance plans made available to employees.  We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code.  In general, all of our employees are eligible to participate in this plan.  The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to 90% or the statutory limit, $16,500 in 2010, whichever is less, and have the amount of the reduction contributed to the 401(k) plan.  In 2010 our Board of Directors established a company match of up to 50% of employee contributions up to 6% of their salaries, with 50% of the matching amount being contingent upon our achievement of certain objectives to be determined by our Board of Directors.  For 2010, the contingent portion of the company match under the 401(k) plan was based upon our achieving EBITDA of $2.5 million.  Since our actual 2010 EBITDA was below this targeted level, this contingent match was not earned for 2010.

Employment and Severance and Change of Control Benefits

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders.  We recognize that the possibility of a change of control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of our Company and our stockholders.  We entered into employment agreements with Messrs. Prim, Castaneda, Gunter and Goodwin in connection with our initial public offering, which are intended to minimize employment security concerns arising in the course of negotiating and completing a change of control transaction.  A more detailed description of the change of control provisions provided in these employment agreements is available under the section captioned “Employment Agreements” below, and the change of control benefits are quantified in the section captioned “Potential Payments Upon Termination or Change of Control.”  Our separation agreement with Mr. Goodwin is also discussed below under “Employment Agreements”.

Tax Considerations

Other than our Chief Executive Officer, we have not agreed to provide any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code.  As described in the section below captioned “Employment Agreements,” any payments our Chief Executive Officer receives in connection with a change of control may be subject to increase to cover any excise tax imposed by Section 280G of the Internal Revenue Code.

Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change of control that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax.  Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Because of the limitations of Internal Revenue Code Section 162(m), our federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated executive officers (other than our Chief Financial Officer) may be limited if the compensation exceeds $1,000,000 per person during any fiscal year, unless it is “performance-based” under Code Section 162(m) or meets another exception to the deduction limits.  In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or the option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000.  However, option compensation will not be subject to the $1,000,000 cap on deductibility if the options meet certain requirements, and in the past we have granted options that we believe met those requirements.

Additionally, under a special Code Section 162(m) transition rule, any compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1,000,000 limitation until the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which our initial public offering occurred, unless the compensation plan is materially modified.  While the Compensation Committee cannot predict how the deductibility limit may impact our compensation programs in future years, the Compensation Committee intends to maintain an approach to executive compensation that links pay to performance.  In addition, while the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, the Compensation Committee intends to consider tax deductibility under Code Section 162(m) as a factor in compensation decisions.

Risk Analysis of Compensation Program

The Compensation Committee has reviewed the Company’s compensation program and does not believe that it encourages excessive or unnecessary risk taking.  Base salaries are fixed in amount and thus do not encourage risk taking.  By utilizing annual cash bonuses and incentive awards that are tied to individual and Company-wide performance measures and long-term equity compensation as a significant portion of total compensation, the Compensation Committee believes that it has aligned our executive officers’ objectives with those of our long-term stockholders.

Conclusion

The Compensation Committee believes that our executive leadership is a key element to our success and that the compensation package offered to our NEOs is a key element in attracting and retaining the appropriate personnel.

The Compensation Committee believes it has maintained compensation for our NEOs at levels that are reflective of the talent and success of the individuals being compensated, and with the inclusion of additional compensation directly tied to performance, the Compensation Committee believes executive compensation will be sufficiently comparable to its industry peers to allow us to retain our key personnel at costs which are appropriate for us.

The Compensation Committee will continue to develop, analyze and review its methods for aligning our executive officers’ long-term compensation with the benefits generated for stockholders.  The Compensation Committee believes the idea of creating ownership helps align management’s interests with the interests of stockholders.  The Compensation Committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans.  New plans will be reviewed, discussed and implemented as the Compensation Committee believes necessary or appropriate as a measure to incentivize, retain and reward our NEOs.

Executive Compensation Tables

The following tables and related narratives present the compensation for our named executive officers (“NEOs”) for 2009 and 2010.

I.  2010 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	All Other Compensation ($) (f)	Total ($) (g)

Billy D. Prim	2010	400,000	-	-	3,292	403,292
Chairman, Chief Executive	2009	400,000	-	-	138	400,138
Officer and President

Mark Castaneda	2010	243,281	307,608	-	2,398	553,287
Chief Financial Officer	2009	225,000	-	19,399	93	244,492

Michael S. Gunter	2010	211,098	184,562	-	60	395,720
Senior Vice President, Operations	2009	173,363	-	-	62	173,425

Duane G. Goodwin	2010	211,539	-	52,960	2,425	266,924
Former Senior Vice President,	2009	-	-	-	-	-
Business Development(1)

Richard E. Belmont	2010	195,476	184,562	-	1,984	382,022
Vice President, Products(2)	2009	183,195	-	11,542	143	194,880
___________

(1)	Mr. Goodwin served as Senior Vice President, Business Development from February 15, 2010 through December 22, 2010.
(2)
Mr. Belmont serves as Vice President, Products. Following a restructuring of Primo’s internal management reporting structure in February 2010, our Board of Directors determined that Mr. Belmont no longer served as an executive officer of Primo.

Salaries (Column (c))

Base salaries for Messrs Prim, Castaneda and Gunter are specified in their employment agreements which are described in greater detail in “Employment Agreements” below.

Stock Awards and Option Awards (Columns (d) and (e))

The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of restricted stock and stock option awards computed in accordance with FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).  For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K.

All Other Compensation (Column (f))

Amounts shown in this column consist of life insurance premiums paid on behalf of each NEO and matching contributions to the NEOs’ accounts under Primo’s 401(k) plan.

II.  2010 Grants of Plan Based Awards

The following table shows grants of plan-based awards made to our NEOs during the year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)

Billy D. Prim	3/5/10	-0-	-	-

Mark Castaneda	3/5/10	-0-	-	-
	2/18/10	-	23,957	307,608

Michael S. Gunter	3/5/10	-0-	-	-
	2/18/10	-	14,374	184,562

Duane G. Goodwin	3/5/10	-0-	-	-

Richard E. Belmont	3/5/10	-0-	-	-
	2/18/10	-	14,374	184,562
__________

(1)
The amounts in this column relate to cash incentive awards under our 2010 executive incentive plan that provided for potential payments to our NEOs and other employees to the extent that our 2010 earnings before interest, taxes, depreciation and amortization (“EBITDA”) exceeded a targeted level of EBITDA.  In accordance with the SEC’s rules, we are including $-0- as the “representative" amount of this award because (a) there was no targeted payout amount with respect to the award and (b) the target level of EBITDA under the 2010 executive incentive plan was above our actual EBITDA for 2009.  Primo’s actual 2010 EBITDA was less than target EBITDA under the 2010 executive incentive plan and, as a result, no amounts were paid to our NEOs or other employees pursuant to these cash incentive awards.  The material terms of the 2010 executive incentive plan are described in the “Compensation Discussion and Analysis” section beginning on page 21.

(2)
Amounts set forth in this column reflect grants of restricted stock under our 2004 Stock Plan.  These restricted stock grants vest in equal installments on the first, second and third anniversary of the grant date.

(3)
Amounts set forth in this column represent the grant date fair value of the restricted stock awards described in Note (2) above computed in accordance with FASB ASC Topic 718.  For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K.

III.  Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable(1)	Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(2)

Billy D. Prim(3)	9,583	-	10.44	11/01/14	-	-
	21,562	-	10.44	01/01/16	-	-
	1,917	-	13.04	01/25/17	-	-
	9,583	-	20.66	05/01/18	-	-

Mark Castaneda	14,375	-	20.66	05/01/18	-	-
	3,833	-	13.04	01/29/19	-	-
	-	-	-	-	23,957(4)	340,429

Michael S. Gunter	9,583	-	10.44	11/01/14	-	-
	8,625	-	10.44	01/01/16	-	-
	803	-	13.04	01/25/17	-	-
	5,091	-	13.04	01/25/17	-	-
	-	-	-	-	14,374(4)	204,255

Duane G. Goodwin	9,583	-	12.84	02/18/20	-	-

Richard E. Belmont	9,583	-	13.04	09/11/16	-	-
	848	-	13.04	01/25/17	-	-
	3,180	-	20.66	05/01/18	-	-
	2,281	-	13.04	01/29/19	-	-
	-	-	-	-	14,374(4)	204,255
___________

(1)	All outstanding unvested options vested in their entirety upon the closing of our initial public offering on November 10, 2010.

(2)	The amounts set forth in this column were calculated by multiplying the closing market price of Primo’s common stock on December 31, 2010 ($14.21) by the number of shares held on such date.

(3)
Excludes 12,500 shares of restricted stock issued to Mr. Prim in 2010 in connection with his agreement to personally guarantee Primo’s borrowings under the overadvance line under our former senior revolving credit facility.  See “Related Party Transactions – Issuance of Restricted Stock to Mr. Prim.”

(4)	These shares vest in equal annual installments on February 18 of 2011, 2012 and 2013.

IV.  2010 Option Exercises and Stock Vested

No stock options held by our NEOs were exercised during the year ended December 31, 2010, and no restricted stock awards held by our NEOs vested during the year ended December 31, 2010.

V.  2010 Potential Payments Upon Termination or Change of Control

The following table sets forth the amounts payable to Messrs. Prim, Castaneda, Gunter and Belmont upon termination of his employment under various scenarios or a change of control of Primo, assuming each of the events occurred on December 31, 2010.  The amounts set forth in the following table with respect to Mr. Goodwin represent the amount Mr. Goodwin is actually receiving pursuant to the separation arrangement he entered into with Primo in connection with the termination of his employment.

Benefits and Payments Upon Termination	Termination for Cause or without Good Reason	Termination without Cause or for Good Reason		Termination without Cause or for Good Reason following a Change-in- Control		Termination due to Disability		Termination due to Death		Change-in- Control (No Termination)

Billy D. Prim:
Base Salary(1)	$-	$400,000		$800,000		$-		$-		$-
Annual Cash Bonus(2)	-	-		-		-		-		-
Restricted Stock Vesting(3)	-	-		-		-		-		-
Health Insurance(4)	-	8,600		17,200		-		-		-
Life Insurance(4)	-	90		180		-		-		-
Disability Coverage(4)	-	850		1,700		-		-		-
Total:	$-	$409,540		$819,080		$-		$-		$-

Mark Castaneda::
Base Salary(5)	$-	$250,000		$375,000		$-		$-		$-
Annual Cash Bonus(6)	-	-		-		-		-		-
Restricted Stock Vesting	-	113,481	(7)	340,429	(8)	340,429	(9)	340,429	(9)	340,429	(8)
Health Insurance(10)	-	12,540		18,810		-		-		-
Life Insurance(10)	-	90		130		-		-		-
Disability Coverage(10)	-	850		1,275		-		-		-
Total:	$-	$376,961		$735,644		$340,429		$340,429		$340,429

Michael S. Gunter:
Base Salary(5)	$-	$225,000		$337,500		$-		$-		$-
Annual Cash Bonus(6)	-	-		-		-		-		-
Restricted Stock Vesting	-	68,094	(7)	204,255	(8)	204,255	(9)	204,255	(9)	204,255	(8)
Health Insurance(10)	-	12,540		18,810		-		-		-
Life Insurance(10)	-	90		130		-		-		-
Disability Coverage(10)	-	850		1,275		-		-		-
Total:	$-	$306,574		$561,970		$204,255		$204,255		$204,255

Duane G. Goodwin:
Base Salary(11)	$125,000	$-		$-		$-		$-		$-
Annual Cash Bonus	-	-		-		-		-		-
Restricted Stock Vesting	-	-		-		-		-		-
Health Insurance(12)	12,540	-		-		-		-		-
Life Insurance	-	-		-		-		-		-
Disability Coverage	-	-		-		-		-		-
Total:	$137,540	$-		$-		$-		$-		$-

Richard E. Belmont:
Base Salary	$-	$-		$-		$-		$-		$-
Annual Cash Bonus	-	-		-		-		-		-
Restricted Stock Vesting	-	-		-		204,255	(9)	204,255	(9)	-
Health Insurance	-	-		-		-		-		-
Life Insurance	-	-		-		-		-		-
Disability Coverage	-	-		-		-		-		-
Total:	$-	$-		$-		$204,255		$204,255		$-
___________

(1)
Represents a payment equal to Mr. Prim’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to two times Mr. Prim’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(2)
Represents a payment equal to the average annual bonus earned by Mr. Prim for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 2.0 times the average annual bonus earned by Mr. Prim for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(3)
Excludes 12,500 shares of restricted stock issued to Mr. Prim in 2010 in connection with his agreement to personally guarantee Primo’s borrowings under the overadvance line under our former senior revolving credit facility.  See “Related Party Transactions – Issuance of Restricted Stock to Mr. Prim.”

(4)
In the case of a termination without Cause or for Good Reason, represents the estimated incremental cost to maintain coverage under the applicable policy for 12 months. In the case of a termination without Cause or for Good Reason in connection with a Change of Control, represents the estimated incremental cost to us to maintain coverage under the applicable policy for 24 months.

(5)
Represents a payment equal to such executive’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 1.5 times such executive’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(6)
Represents a payment equal to the average annual bonus earned by the executive for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 1.5 times the average annual bonus earned by the executive for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(7)
Represents the value of restricted shares of common stock held at December 31, 2010 which are scheduled to vest within six months of such date, based upon the closing market price on December 31, 2010 ($14.21) of the shares of common stock.

(8)
Represents the value of restricted shares of common stock held at December 31, 2010, based upon the closing market price on December 31, 2010 ($14.21) of the shares of common stock.  These restricted shares would vest in full upon a “change in control’ under the terms of, and as defined in, each executive’s respective employment agreement as discussed below.

(9)
Represents the value of restricted shares of common stock held at December 31, 2010, based upon the closing market price on December 31, 2010 ($14.21) of the shares of common stock.  Pursuant to the executive’s restricted stock award agreement, these restricted shares would vest in full upon the executive’s death or Disability (as defined in the executive’s restricted stock award agreement).

(10)
In the case of a termination without Cause or for Good Reason, represents the estimated incremental cost to maintain coverage under the applicable policy for 12 months. In the case of a termination without Cause or for Good Reason in connection with a Change of Control, represents the estimated incremental cost to us to maintain coverage under the applicable policy for 18 months.

(11)	Represents continuation of base salary for a period of six months.

(12)	Represents the estimated incremental cost to maintain health insurance coverage for Mr. Goodwin for 12 months.

Employment Agreements and Change of Control Arrangements

The following summaries of the employment agreements of Messrs. Prim, Castaneda and Gunter describe the new employment agreements with such individuals that were entered into in April 2010 in connection with our initial public offering.  We have not entered into an employment agreement with Mr. Belmont.  We also entered into an employment agreement with Mr. Goodwin in connection with our initial public offering and subsequently entered into a separation agreement with him on December 22, 2010.

Employment Agreements with Messrs. Prim, Castaneda and Gunter

Mr. Prim’s employment agreement provides for a base annual salary of $400,000, which may be adjusted up but not down by our Board of Directors.  Mr. Prim is also eligible to receive bonuses and awards of equity and non-equity compensation as approved by our Board of Directors.  The employment agreement entitles Mr. Prim to participate in all other benefits generally available to our other senior executives.  Mr. Prim’s employment agreement also provides for: (i) an annual automatic cost of living increase to base salary based on the Consumer Price Index; (ii) long-term disability coverage at 100% of base annual salary; (iii) an annual physical paid for by Primo; and (iv) Primo’s payment of certain attorneys fees incurred in the event Mr. Prim has to take action to enforce his rights under the employment agreement.  We have agreed to maintain insurance coverage for and indemnify Mr. Prim in connection with his capacity as our director and officer.

Our employment agreement with Mr. Prim provides for an initial three-year employment term that commenced April 1, 2010 and that automatically extends for additional one-year periods unless terminated by Mr. Prim or us upon at least 90 days prior written notice of intention not to renew.  The agreement may also be terminated by us or Mr. Prim for other reasons and, subject to the conditions set forth in the employment agreement, provides for certain payments to Mr. Prim upon a termination of his employment or a change of control of Primo, as described below.

Our employment agreements with Messrs. Castaneda and Gunter are substantially similar to our employment agreement with Mr. Prim, except that the economic terms differ among the agreements and their agreements do not provide for: (i) an annual automatic cost of living increase to base salary; (ii) additional long-term disability coverage; (iii) a Primo-paid annual physical; (iv) our payment of certain attorney fees; and (v) a Section 4999 excise tax gross-up payment to cover certain taxes and penalties.  Mr. Castaneda’s employment agreement provides for a base annual salary of $250,000 and Mr. Gunter’s employment agreement provides for a base annual salary of $225,000, which base salaries may be adjusted up but not down by our Board of Directors.  Messrs. Castaneda and Gunter are also eligible to receive bonuses and awards of equity and non-equity compensation as approved by our Board of Directors.  The employment agreements entitle each of Messrs. Castaneda and Gunter to participate in all other benefits generally available to our other senior executives.  We have agreed to maintain insurance coverage for and indemnify each of Messrs. Castaneda and Gunter in connection with their respective capacities as officers.

Our employment agreements with each of Messrs. Castaneda and Gunter provide for initial three-year employment terms that commenced April 1, 2010 and that automatically extend for additional one-year periods unless terminated by the NEO or us upon at least 90 days prior written notice of intention not to renew.  The agreement may also be terminated by us or the NEO for other reasons and, subject to the conditions set forth in the employment agreement, provides for certain payments to be made to such NEO upon a termination of his employment or a change of control of Primo, as described below.

Under our agreements with Messrs. Prim, Castaneda and Gunter, these individuals are entitled to certain benefits upon their termination or upon a Change of Control (as defined in the employment agreement and described below).  The definitions of “Cause” and “Good Reason” as used in the employment agreements are also provided below.

Under these employment agreements, if any of Messrs. Prim, Castaneda or Gunter is terminated without Cause or if any of Messrs. Prim, Castaneda or Gunter resigns for Good Reason, then such individual is entitled to the following benefits:

•
severance payments in an amount equal to (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date;

•
coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other executive officers for the 12 months following his termination date; and

•	the immediate vesting of any restricted stock, stock option or other equity compensation awards scheduled to vest within six months of his termination date.

Under these employment agreements, if any of Messrs. Prim, Castaneda or Gunter is terminated without Cause or if any such individual resigns for Good Reason, in either case within two years following a Change of Control, then he is entitled to the following benefits under his employment agreement:

•
severance payments in an amount equal to 1.5 times (two times in the case of Mr. Prim) the sum of (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date; and

•
coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other executive officers for the 18 months (24 months in the case of Mr. Prim) following his termination date.

In addition, any restricted stock, stock option or other equity compensation awards that are unvested will immediately vest as of the date of the Change of Control.

Our employment agreements with Messrs. Prim, Castaneda and Gunter provide that a “Change of Control” occurs when:

•
any individual, entity or group (a “Person”) becomes the beneficial owner of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) any acquisition pursuant to a transaction that complies with (A), (B) and (C) in the third bullet point below;

•
individuals who, as of the effective date of the agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the effective date of the agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

•
there is consummation of a reorganization, merger or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•	the stockholders of the Company approve a complete liquidation or dissolution of the Company.

As defined in the employment agreements for our NEOs, “Cause” means (a) continued willful failure to substantially perform his duties with the Company, (b) willfully engaging in misconduct materially and demonstrably injurious to the Company or (c) uncured material breach of his agreement. An NEO may terminate his employment for “Good Reason” (i) if there is a material reduction in his duties or responsibilities, (ii) if he is required to relocate to an employment location more than 50 miles from his initial employment location, or (iii) upon our uncured material breach of the agreement.

Separation Agreement with Mr. Goodwin

In connection with Mr. Goodwin’s termination of employment, we entered into a separation agreement with Mr. Goodwin effective December 22, 2010.  Pursuant to the separation agreement, we agreed to make severance payments to Mr. Goodwin for a period of six months following December 22, 2010 at a rate equal to his base salary of $250,000 per year.  Additionally, we agreed to provide health insurance coverage to Mr. Goodwin under our health benefit plans through the earlier of (a) December 31, 2011 or (b) the date on which Mr. Goodwin becomes eligible for coverage by a subsequent employer.  Instead of providing health insurance coverage during this period, we can reimburse Mr. Goodwin on a monthly basis for the amount by which the cost of COBRA continuation of his health insurance exceeds the cost of his monthly premiums under our health benefit plans.  We also agreed to extend the expiration date of the outstanding stock options held by Mr. Goodwin until June 22, 2011.

Risk Analysis of Compensation Programs

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Primo due to a variety of mitigating factors, including the fact that Primo has a straightforward and transparent compensation structure for its executive officers and employees and that it applies its compensation policies and practices uniformly throughout all of its business units.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	304,211	$13.14	711,559

Equity compensation plans not approved by security holders	-	-	-

Total	304,211	$13.14	711,559

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Executive officers, directors and such greater than 10% stockholders are required to furnish us copies of all ownership reports they file.  Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during 2010.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Dupree, McQuilkin and Warnock.  None of the members of our Compensation Committee during 2010 is or has at any time been an officer or employee of Primo.  None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation committee during 2010.

The following paragraphs provide a description of certain transactions between Primo and members of the Compensation Committee who served at any time during 2010. See “Related Party Transactions” for additional information regarding these transactions.

Conversion of Series A and Series C Convertible Preferred Stock and Conversion and Redemption of and Payment of Accrued and Unpaid Dividends on Series B Preferred Stock

In connection with our initial public offering, all of our outstanding shares of Series A and Series C convertible preferred stock were converted into shares of our common stock.  The conversion ratio for our Series A preferred stock was 1:0.0958.  The conversion ratio for our Series C preferred stock was 1:0.2000.

Also in connection with our initial public offering, 50% of our outstanding Series B preferred stock was converted into shares of our common stock at a ratio of 1:0.0926, which was calculated by dividing the liquidation preference of the Series B preferred stock by 90% of the initial public offering price of our common stock of $12.00 per share, and the balance of the outstanding Series B preferred stock was redeemed for cash.  Accrued and unpaid dividends on all outstanding shares of Series B preferred stock were paid in cash at the time of the conversion and redemption.

The following table sets forth (i) the number of shares of common stock issued to individuals who served on our Compensation Committee in 2010 in connection with conversion of all of the Series A and Series C convertible preferred stock and the conversion of 50% of the Series B preferred stock, (ii) the dollar amount received by each such Compensation Committee member in connection with the redemption of the remaining 50% of the Series B preferred stock and the payment of accrued and unpaid dividends on all outstanding shares of Series B preferred stock, and (iii) the number of shares of common stock subject to warrants issued in connection with our Series B preferred stock and Series C convertible preferred stock held by each such Compensation Committee member:

Name	Number of Shares of Common Stock Issued (#)	Amount Received Upon Redemption of and Payment of Accrued and Unpaid Dividends on Series B Preferred Stock ($)	Shares of Common Stock Issuable Upon Exercise of Series B and C Warrants (#)

David W. Dupree	856,232(1)	-	41,028

Malcolm McQuilkin	163,607(2)	441,616	17,269

David L. Warnock	593,042(3)	2,208,082	84,747
___________

(1)	Consists of 856,232 shares issued to Primo Investors, L.P. Mr. Dupree is the managing member of GenPar Primo, L.L.C., the general partner of Primo Investors, L.P.

(2)	Consists of 163,607 shares issued to the Malcolm McQuilkin Living Trust. Mr. McQuilkin is a co-trustee of the Malcolm McQuilkin Living Trust.

(3)
Consists of (a) 569,380 shares issued to Camden Partners Strategic Fund III, L.P.; and (b) 23,662 shares issued to Camden Partners Strategic Fund III-A, L.P. Mr. Warnock is the managing member of the general partner of both Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P.

Sale of Subordinated Convertible Notes and Warrants

Messrs. Dupree, McQuilkin and Warnock (either individually or through an affiliated entity) purchased an aggregate of $1.5 million of 14% subordinated convertible notes due March 31, 2011 (“2011 Notes”) and an aggregate of 10,646 warrants to purchase shares of our common stock from Primo in a private placement on October 5, 2010.  We issued a total of $3.4 million of 2011 Notes and a total of 24,265 warrants in this private placement.  The exercise price of these warrants is $9.60 per share.  Our 2011 Notes and all accrued interest thereon were repaid in full in November 2010 using proceeds of our initial public offering.  The following table sets forth certain information regarding such persons’ purchase of the 2011 Notes and the related warrants issued in the October 2010 private placement.

Name	Amount Purchased in October 2010 ($)	Principal Paid in 2010 ($)(1)	Interest Paid in 2010 ($)(1)	Warrants Issued in October 2010 (#)

David W. Dupree	33,000	133,000	13,611	234

Malcolm McQuilkin(2)	1,000,000	2,000,000	165,278	7,099

David L. Warnock(3)	466,667	1,866,667	189,467	3,313
___________

(1)	Amounts consist of principal and interest paid in 2010 with respect to 2011 Notes purchased in both December 2009 and October 2010.

(2)	Consists of $1,000,000 in 2011 Notes and 7,099 warrants held by the Malcolm McQuilkin Living Trust. Mr. McQuilkin is a co-trustee of the Malcolm McQuilkin Living Trust.

(3)
Consists of $448,047 in 2011 Notes and 3,181 warrants held by Camden Partners Strategic Fund III, L.P. and $18,620 in 2011 Notes and 132 warrants held by Camden Partners Strategic Fund III-A, L.P. Mr. Warnock is the managing member of the general partner of both Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. Mr. Warnock disclaims beneficial ownership of 2011 Notes owned by Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. except to the extent of his pecuniary interest therein.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Primo’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Compensation Committee of the Board of Directors.

David L. Warnock, Chair
David W. Dupree
Malcolm McQuilkin

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of: (i) the integrity of Primo’s financial statements; (ii) the effectiveness of Primo’s internal controls over financial reporting; (iii) Primo’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of Primo’s registered public accounting firm; and (v) performance of Primo’s registered public accounting firm.

Primo’s management is responsible for the preparation, presentation, and integrity of complete and accurate financial statements in accordance with generally accepted accounting principles in the United States and for maintaining appropriate accounting and financial reporting principles and policies and establishing and maintaining internal controls designed to assure compliance with accounting standards and applicable laws. Primo’s registered public accounting firm is responsible for planning and conducting in accordance with generally accepted auditing standards in the United States an audit of Primo’s annual financial statements and a review of Primo’s quarterly financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Primo’s audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

During the past fiscal year, the Audit Committee discussed with Primo’s registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.  The Audit Committee also received during the past year the written disclosures and the letter from Primo’s registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Primo for the fiscal year ended December 31, 2010 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

David W. Dupree, Chair
Richard A. Brenner
David L. Warnock

Related Party Transactions

Our Audit Committee Charter requires our Audit Committee to review and approve or ratify any related party transaction that is required to be disclosed under Item 404 of Regulation S-K.  In the course of its review or approval of a transaction, our Audit Committee will consider:

•	the nature of the related person’s interest in the transaction, including the actual or apparent conflict of interest of the related person;

•	the material terms of the transaction and their commercial reasonableness;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us and the benefit and perceived benefits, or lack thereof, to us;

•	opportunity costs of alternate transactions;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Primo; and

•	any other matters the Committee deems appropriate.

No such related person transaction will be consummated without the approval or ratification of our Audit Committee, and directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.

Set forth below are certain transactions that have occurred since January 1, 2010 with our directors, executive officers, holders of more than five percent of our voting securities and affiliates of our directors, executive officers and five percent stockholders.  Based on our experience and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties.

Conversion of Series A and Series C Convertible Preferred Stock and Conversion and Redemption of and Payment of Accrued and Unpaid Dividends on Series B Preferred Stock

In connection with our initial public offering, all of our outstanding shares of Series A and Series C convertible preferred stock were converted into shares of our common stock.  The conversion ratio for our Series A preferred stock was 1:0.0958.  The conversion ratio for our Series C preferred stock was 1:0.2000.  The provisions governing the conversion of our Series A and Series C convertible preferred stock into common stock were approved in October 2010 by the holders of a majority of the shares of each such series of preferred stock in accordance with the terms of our fourth amended and restated certificate of incorporation.  There were no accrued and unpaid dividends on our Series A and Series C convertible preferred stock.

Also in connection with our initial public offering, 50% of our outstanding Series B preferred stock was converted into shares of our common stock at a ratio of 1:0.0926, which was calculated by dividing the liquidation preference of the Series B preferred stock by 90% of the initial public offering price of our common stock of $12.00 per share, and the balance of the outstanding Series B preferred stock was redeemed for cash.  Accrued and unpaid dividends on all outstanding shares of Series B preferred stock were paid in cash at the time of the conversion and redemption.  The provisions governing the conversion and redemption of our Series B preferred stock on the terms described above were approved by the requisite vote of our stockholders in October 2010.  In connection with the foregoing, Primo also modified the terms of the warrants issued to the holders of the Series B preferred stock and Series C convertible preferred stock such that these warrants to purchase an aggregate of 715,646 shares of our common stock did not expire upon the consummation of the initial public offering and instead will expire on the date such warrants would have otherwise expired had the initial public offering not occurred.  The exercise price of the warrants issued to the holders of the Series C convertible preferred stock was also adjusted from $20.66 to $13.04.  This treatment of the Series B preferred stock, Series C convertible preferred stock and the warrants issued in connection with the Series B preferred stock and Series C convertible preferred stock was determined by Primo after discussions and negotiations with significant holders of Series B preferred stock and Series C convertible preferred stock and after consultation with Primo’s investment bankers.

Mr. Prim used all after-tax cash proceeds received in connection with the redemption of his Series B preferred stock (but not the payment of accrued dividends thereon) to purchase 190,000 additional shares of common stock from the underwriters in the initial public offering at the $12.00 initial public offering price per share.

The following table sets forth (i) the number of shares of common stock issued to our executive officers, directors and beneficial owners of more than 5% of our common stock in connection with conversion of all of the Series A and Series C convertible preferred stock and the conversion of 50% of the Series B preferred stock, (ii) the dollar amount received by each of the executive officers, directors and five percent or greater shareholders in connection with the redemption of the remaining 50% of the Series B preferred stock and the payment of accrued and unpaid dividends on all outstanding shares of Series B preferred stock, and (iii) the number of shares of common stock subject to warrants issued in connection with our Series B preferred stock and Series C convertible preferred stock held by each such executive, officer, director and five percent or greater shareholder:

Directors and executive officers	Number of Shares of Common Stock Issued (#)	Amount Received Upon Redemption of and Payment of Accrued and Unpaid Dividends on Series B Preferred Stock($)	Shares of Common Stock Issuable Upon Exercise of Series B and C Warrants (#)

Billy D. Prim	464,607(1)	3,067,763	138,854

Richard A. Brenner	45,114	146,507	6,397

David W. Dupree	856,232(2)	-	41,028

Malcolm McQuilkin	163,607(3)	441,616	17,269

David L. Warnock	593,042(4)	2,208,082	84,747

Mark Castaneda	30,445	29,301	2,397

Michael S. Gunter	2,463	8,700	302

Richard E. Belmont	5,997(5)	-	288

5% or greater stockholders

Primo Investors, L.P.	856,232	-	41,028

Camden Partners Strategic Fund III, L.P.	569,380	2,119,980	81,365

Andrew J. Filipowski	573,035(6)	96,160	4,218

Craig J. Duchossois Revocable Trust	458,323	828,031	36,771

Charles Ergen	416,658	-	19,965

Edward A. Fortino Trust	291,660	659,281	28,785

Murphy Alternative Investments, LLC	314,808	3,680,137	131,928
___________

(1)
Consists of (a) 456,576 shares issued to Mr. Prim directly; (b) 3,240 shares issued to Mr. Prim’s spouse; and (c) 4,791 shares issued to Billy D. Prim Revocable Trust, of which Mr. Prim is the sole trustee. Excludes shares that Mr. Prim purchased from the underwriters in the initial offering at the initial public offering price per share.

(2)	Consists of 856,232 shares issued to Primo Investors, L.P. Mr. Dupree is the managing member of GenPar Primo, L.L.C., the general partner of Primo Investors, L.P.

(3)	Consists of 163,607 shares issued to the Malcolm McQuilkin Living Trust. Mr. McQuilkin is a co-trustee of the Malcolm McQuilkin Living Trust.

(4)
Consists of (a) 569,380 shares issued to Camden Partners Strategic Fund III, L.P.; and (b) 23,662 shares issued to Camden Partners Strategic Fund III-A, L.P. Mr. Warnock is the managing member of the general partner of both Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P.

(5)	Consists of (a) 1,999 shares issued to Mr. Belmont’s spouse; (b) 1,999 shares issued to Mr. Belmont’s son; and (c) 1,999 shares issued to Mr. Belmont’s daughter.

(6)
Consists of (a) 122,629 shares issued to Mr. Filipowski directly; (b) 325,826 shares issued to the Andrew J. Filipowski Revocable Trust; (c) 28,749 shares issued to the Robinwood Gift Trust; and (d) 95,831 shares issued to the Filipowski Foundation.

Issuance of Restricted Stock to Mr. Prim

In connection with a May 2010 amendment of our former senior revolving credit facility, Mr. Prim personally guaranteed our borrowings with respect to the overadvance line in an amount up to $3.0 million.  As an inducement to Mr. Prim to guarantee the $3.0 million overadvance line, Primo issued Mr. Prim $150,000 of restricted stock (or 12,500 shares) with the per share value equal to the initial public offering price of $12.00 per share.  The restricted stock was issued on November 10, 2010 and vested in full on January 2, 2011.  The award of restricted stock was approved by the independent members of the Board of Directors and the amount of the award was based upon 5% of the guaranteed obligations (which the board members believed was an appropriate amount in light of their experience with similar transactions and representative of a 2.5% commitment fee and a 2.5% draw-down fee).

Sale of Subordinated Convertible Notes and Warrants

Messrs. Prim, Brenner, Dupree, McQuilkin, Warnock, Duchossois and Fortino (either individually or through an affiliated entity) purchased an aggregate of $2.4 million of 14% subordinated convertible notes due March 31, 2011 (“2011 Notes”) and an aggregate of 16,929 warrants to purchase shares of our common stock from Primo in a private placement on October 5, 2010.  We issued a total of $3.4 million of 2011 Notes and a total of 24,265 warrants in this private placement.  The exercise price of these warrants is $9.60 per share.  Our 2011 Notes and all accrued interest thereon were repaid in full in November 2010 using proceeds of our initial public offering.  The following table sets forth certain information regarding such persons’ purchase of the 2011 Notes and the related warrants issued in the October 2010 private placement.

Name	Amount Purchased in October 2010 ($)	Principal Paid in 2010 ($)(1)	Interest Paid in 2010 ($)(1)	Warrants Issued in October 2010 (#)
Directors and executive officers

Billy D. Prim	250,000	790,000	76,961	1,775

Richard A. Brenner(2)	40,000	120,000	11,636	284

David W. Dupree	33,000	133,000	13,611	234

Malcolm McQuilkin(3)	1,000,000	2,000,000	165,278	7,099

David L. Warnock(4)	466,667	1,866,667	189,467	3,313

Mark Castaneda	-	300,000	36,867	-

5% or greater stockholders

Craig J. Duchossois(5)	345,000	1,375,000	143,586	2,449

Edward A. Fortino(6)	250,000	990,000	100,310	1,775
___________

(1)	Amounts consist of principal and interest paid in 2010 with respect to 2011 Notes purchased in both December 2009 and October 2010.

(2)
Consists of $20,000 in 2011 Notes and 142 warrants held by Mr. Brenner individually, $10,000 in 2011 Notes and 71 warrants held by the ALB-3 Trust and $10,000 in 2011 Notes and 71 warrants held by the ALB-5 Trust. Mr. Brenner is the trustee of both the ALB-3 Trust and the ALB-5 Trust. Mr. Brenner disclaims beneficial ownership of 2011 Notes owned by the ALB-3 Trust and the ALB-5 Trust except to the extent of his pecuniary interest therein.

(3)	Consists of $1,000,000 in 2011 Notes and 7,099 warrants held by the Malcolm McQuilkin Living Trust. Mr. McQuilkin is a co-trustee of the Malcolm McQuilkin Living Trust.

(4)
Consists of $448,047 in 2011 Notes and 3,181 warrants held by Camden Partners Strategic Fund III, L.P. and $18,620 in 2011 Notes and 132 warrants held by Camden Partners Strategic Fund III-A, L.P. Mr. Warnock is the managing member of the general partner of both Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. Mr. Warnock disclaims beneficial ownership of 2011 Notes owned by Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. except to the extent of his pecuniary interest therein.

(5)	Consists of $345,000 in 2011 Notes and 2,449 warrants held by the Craig J. Duchossois Revocable Trust UAD 9/11/1989. Mr. Duchossois is trustee of the Craig J. Duchossois Revocable Trust UAD 9/11/1989.

(6)	Consists of $250,000 in 2011 Notes and 1,775 warrants held by the Edward A. Fortino Revocable Trust UAD 12/15/1994. Mr. Fortino is trustee of the Edward A. Fortino Revocable Trust UAD 12/15/1994.

Purchase of Culligan Bulk Water Exchange Business

On March 8, 2011, we entered into an Asset Purchase Agreement with Culligan of Canada, Ltd. (the “Seller”) and Culligan International Company, pursuant to which we purchased certain of the Seller’s assets related to its bulk water exchange business currently conducted in Canada (the “Culligan Bulk Water Exchange Business”).  The consideration paid for the Culligan Bulk Water Exchange Business was approximately $5,331,000, which consisted of a cash payment of approximately $1,575,000 and the issuance of 307,217 shares of our common stock having a value of approximately $3,816,000 (based upon a price per share equal to the average of the closing price of our common stock on The NASDAQ Global Select Market for the 20 most recent trading days prior to the closing date), and the assumption of certain specified liabilities.  The Culligan Bulk Water Exchange Business provides refill and delivery of water in 18-liter containers to commercial retailers in Canada for resale to consumers.  After the closing of this transaction, Culligan International Company was the holder of 2,894,717 shares of our common stock, representing approximately 14.9% of our then outstanding common stock.

Proposal 2 – Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity express their views on our named executive officers’ compensation by casting their vote on this Proposal 2.  This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as described in this proxy statement.

Our executive compensation program, which is described in detail in the “Compensation Discussion and Analysis” section beginning on page 21 and the “Executive Compensation Tables” section beginning on page 30, is designed to balance the goals of attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals while keeping the program affordable and appropriately aligned with stockholder interests.  We believe that our executive compensation program accomplishes these goals in a way that is consistent with the purpose and core values of Primo and the long-term interests of our company and its stockholders.

Although the vote on this Proposal 2 regarding the compensation of our named executive officers is not binding on our Board of Directors, we value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

If this proposal is approved, our stockholders will be approving the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” and “Executive Compensation Tables” and narrative discussions, is hereby approved.

The foregoing resolution will be approved if a majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of such resolution.

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 3 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

As described in Proposal 2 above, our stockholders are being provided the opportunity to cast a non-binding, advisory vote on the compensation paid to Primo’s named executive officers.

This Proposal 3 provides stockholders with an opportunity to cast a non-binding, advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers.  Under this Proposal 3, stockholders may vote in favor of holding this advisory vote every year, every two years or every three years beginning with the 2011 annual meeting of stockholders or the stockholders may choose to abstain.

After careful consideration, our Board of Directors recommends that the advisory vote by our stockholders on executive compensation be held every three years.

In formulating its recommendation, our Board of Directors determined that giving our stockholders the right to cast an advisory vote on the compensation of our named executive officers every three years is the best approach for Primo and its stockholders.  We make this recommendation based on several considerations, including the fact holding the advisory vote every three years will give our Board of Directors sufficient time to thoughtfully consider the results of the previous advisory votes and to implement any desired changes to our executive compensation policies and procedures.  A three-year voting cycle will also provide our stockholders with enough time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes for Primo before being asked to cast the next advisory vote.  Finally, we believe that a three-year voting cycle is appropriate for Primo in light of the fact that we are a newly public company, and we anticipate that the specific direction, emphasis and components of our executive compensation program will evolve over the next couple of years.

If the majority of the votes cast by stockholders present in person or by proxy are cast in favor of a particular frequency alternative (whether every year, every two years or every three years), such frequency will be considered to be the recommendation of the stockholders on the advisory vote regarding the frequency of future advisory votes on the compensation paid to our named executive officers.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Although non-binding, our Board of Directors and the Compensation Committee will carefully review the voting results.  Notwithstanding our Board of Directors’ recommendation and the outcome of the stockholder vote, our Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our compensation programs and policies.

The Board of Directors recommends a vote of “EVERY THREE YEARS” for Proposal 3.

Proposal 4 – Amendment and Restatement of Primo’s Current Certificate of Incorporation

Our stockholders are being asked to approve an amendment and restatement of Primo’s certificate of incorporation that eliminates all references to shares of Primo’s preferred stock that were issued and outstanding prior to our initial public offering.  This preferred stock consists of:

•	Our Series A convertible preferred stock, all outstanding shares of which were converted into common stock in connection with our initial public offering;

•
Our Series B preferred stock, 50% of the outstanding shares of which were converted into common stock and 50% of the outstanding shares of which were redeemed in connection with our initial public offering; and

•	Our Series C convertible preferred stock, all outstanding shares of which were converted into common stock in connection with our initial public offering.

Our Board of Directors has determined that it is in the best interest of Primo to streamline and simplify our certificate of incorporation to eliminate references to these series of preferred stock that are no longer outstanding.

The amendment and restatement of our certificate of incorporation also reduces our authorized number of shares of preferred stock from 65,000,000 shares to 10,000,000 shares.  We believe this reduction in the authorized number of shares of preferred stock is appropriate following the conversion and redemption of a total of 54,555,222 shares of preferred stock in connection with our initial public offering.

We currently have no outstanding shares of preferred stock, and our Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval.  Our Board of Directors currently has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each such series of preferred stock.  Our Board of Directors will continue to have this authority to issue up to 10,000,000 shares of preferred stock in one or more series without stockholder approval under the amended and restated certificate of incorporation.

Approval of the foregoing proposal requires the affirmative vote of a majority of the total votes of all outstanding shares of our common stock.  Abstentions and broker non-votes will have the same effect as a vote against the proposal.

The full text of the amendment and restatement of Primo’s current certificate of incorporation is attached to this proxy statement as Annex A.

The Board of Directors recommends a vote “FOR” Proposal 4.

Proposal 5 – Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011.  We are presenting this selection to our stockholders for ratification at the annual meeting.

McGladrey & Pullen, LLP audited our consolidated financial statements for 2010.  Representatives of McGladrey & Pullen, LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so.  They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm is not required.  We are submitting the selection of McGladrey & Pullen, LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of McGladrey & Pullen, LLP.

The Board of Directors recommends a vote “FOR” ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011.

Fees Paid to McGladrey & Pullen, LLP

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of our consolidated financial statements for the fiscal years ended December 31, 2010 and December 31, 2009 and fees billed for other services rendered by McGladrey & Pullen, LLP during those periods.

	FY 2010	FY 2009

Audit Fees(1)	$280,100	$115,000

Audit-Related Fees(2)	871,679	-

Tax Fees	-	-

All Other Fees	-	-

Total	$1,151,779	$115,000

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by McGladrey & Pullen, LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees include all costs associated with services provided by McGladrey & Pullen, LLP in connection with the initial public offering of the Company’s common shares consummated in November 2010.

Change In Independent Registered Accounting Firm

On February 10, 2009, our Board of Directors approved the dismissal of Ernst & Young LLP (“E&Y”), as our independent registered public accounting firm, which was effective immediately, and appointed McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ended December 31, 2008.

E&Y’s report on our financial statements for the year ended December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  During our two most recent fiscal years and any subsequent interim period preceding the dismissal of E&Y, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the matter in their report, and there have been no “reportable events” as defined in Item 304 (a)(1)(v) of Regulation S-K.

Prior to the engagement of McGladrey & Pullen, LLP, we did not consult with such firm regarding the application of accounting principles to a specific completed or proposed transaction, or any matter that was either the subject of a disagreement or a reportable event.  We also did not consult with McGladrey & Pullen, LLP regarding the type of audit opinion which might be rendered on our financial statements and no oral or written report was provided by McGladrey & Pullen, LLP.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to review and pre-approve all audit and non-audit services provided by our independent registered public accounting firm.  The Audit Committee may delegate this pre-approval authority to a member of the committee but the decisions of such person must be presented to the full Audit Committee at the next scheduled meeting.

Additional Information

2010 Annual Report to Stockholders

This proxy statement is accompanied by our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material.  Copies of this proxy statement and our 2010 Annual Report to Stockholders are available at www.proxyvote.com.

Annex A

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PRIMO WATER CORPORATION

a Delaware Corporation

(Pursuant to Sections 242 and 245 of

the Delaware General Corporation Law)

It is hereby certified that:

1.  The name of the corporation is PRIMO WATER CORPORATION.

2.  The Certificate of Incorporation of the Corporation was originally filed under the name “Primier Corporation” with the Secretary of State of the State of Delaware on October 20, 2004.

3.  This Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly proposed and declared advisable by a resolution adopted by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.  The text of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is Primo Water Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes of the Corporation to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).

ARTICLE IV

4.1  Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is 80,000,000 shares, consisting of (a) 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”) and (b) 70,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”).  The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

4.2  Preferred Stock.  Subject to any vote expressly required by this Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding.

4.3  Common Stock.

(a)  Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b)  Except as otherwise required by law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to the provisions of this Article IV (including any Certificate of Designation relating to such series).

(c)  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

5.1.  General Powers of the Board.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors or by such committees as the Board of Directors may establish.

5.2  Number of Directors; Election; Term.

(a)  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors constituting the entire Board of Directors shall consist of not less than 3 nor more than 12 members, with the precise number of directors to be determined from time to time exclusively by resolution of the Board of Directors.

(b)  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be and are divided into three classes, Class I, Class II and Class III.  Such classes shall be as nearly equal in size as is practicable.  The term of office of the Class I directors shall expire at the annual meeting of the stockholders to be held in 2014, the term of office of the Class II directors shall expire at the annual meeting of the stockholders to be held in 2012, and the term of office of the Class III directors shall expire at the annual meeting of the stockholders to be held in 2013.  Subject to the rights of holders of any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, at each annual meeting of stockholders each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

(c)  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d)  Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

5.3  Removal and Resignation of Directors.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, a director may be removed from office during such director’s term by the stockholders of the Corporation only for cause.  If any directors are so removed, new directors may be elected at the same meeting.  Any director may resign at any time by giving written notice to the Board of Directors, the chairperson of the Board of Directors, or the secretary of the Corporation.  Such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.4  Vacancies.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors (and not by the stockholders), although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors.  A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until such director’s successor shall be duly elected and qualified or, if earlier, such director’s death, resignation or removal.

5.5  Elections of Directors.  Elections of directors need not be by ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.

5.6  Bylaws.  The Board of Directors shall have the power to adopt, amend, alter, change or repeal any and all Bylaws.

ARTICLE VI

6.1  No Stockholder Action by Written Consent.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

6.2  Special Meetings of Stockholders.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.  At any special meeting of stockholders, only such business shall be conducted as shall have been brought before the special meeting specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors.

ARTICLE VII

7.1  Limitation of Personal Liability.  To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

7.2  Indemnification.  To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

ARTICLE VIII

Subject to the provisions of this Certificate of Incorporation and applicable provisions of the DGCL, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock) in any manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences, privileges and powers conferred upon stockholders and/or directors by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.  In addition to any vote of the holders of any class or series of the stock of this Corporation required by law, this Certificate of Incorporation, any agreement with a national securities exchange or otherwise, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI or this Article VIII (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

*           *           *

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this __ day of __________, 2011.

PRIMO WATER CORPORATION

By:
Name:
Title:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PRIMO WATER CORPORATION 104 CAMBRIDGE PLAZA DRIVE WINSTON-SALEM, NC 27104
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors		☐	☐	☐
Nominees
01 Billy D. Prim	02 Jack C. Kilgore

The Board of Directors recommends you vote FOR the following proposal:
		For	Against	Abstain
2 To approve, by non-binding vote, compensation paid to Primo's named executive officers.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof. EACH OF ITEMS 1-5 HAS BEEN PROPOSED BY PRIMO WATER CORPORATION.

The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain

3 To recommend, by non-binding vote, the frequency of future advisory votes on the compensation paid to Primo's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.
		For	Against	Abstain
4 To approve the amendment and restatement of Primo's current certificate of incorporation to eliminate references to series of preferred stock that are no longer outstanding.		☐	☐	☐

5 To ratify the appointment of McGladrey & Pullen, LLP as Primo's registered public accounting firm for 2011.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2010 Annual Report on Form 10-K, Notice of 2011 Annual Meeting of Stockholders and Proxy Statement is/are available at www.proxyvote.com.

PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF PRIMO WATER CORPORATION

The undersigned hereby appoints Billy D. Prim and Mark Castaneda, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Primo Water Corporation which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Primo Water Corporation to be held at 10:30 a.m., Eastern Time, on May 18, 2011, at Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina 27106, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR 3 YEARS FOR PROPOSAL 3, FOR PROPOSAL 4 AND FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Reciept of Notice of Annual Meeting and accompanying Proxy Statement is herby acknowledged.

Please sign and date on the reverse side and return promptly in the enclosed postage paid envelope.

Continued and to be signed on reverse side